Exhibit 99.1

American States Water Company Announces
Third Quarter 2020 Results

San Dimas, California, November 2, 2020…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.72 for the third quarter ended September 30, 2020, as compared to basic and fully diluted earnings per share of $0.76 recorded for the third quarter ended September 30, 2019. Included in the results for the third quarter of 2019 was the retroactive impact from a final decision on the electric general rate case issued by the California Public Utilities Commission (CPUC) in August 2019, which totaled approximately $0.07 per share for periods prior to the third quarter of 2019. Excluding this retroactive impact, consolidated diluted earnings per share for the third quarter of 2019 were $0.69 per share, as adjusted. Consolidated diluted earnings per share for the third quarter of 2020 increased by $0.03 per share, or 4.3% compared to the third quarter of 2019, as adjusted.
Third Quarter 2020 Results
The table below sets forth a comparison of the third quarter 2020 diluted earnings per share by business segment and for the parent company, with the same period in 2019. In August 2019, the CPUC issued a final decision on the general rate case of AWR’s regulated electric utility subsidiary, which set new rates for the years 2018 – 2022. Since the August 2019 decision was retroactive to January 1, 2018, the impact of the new electric rates for the first six months of 2019 and for all of fiscal 2018 amounted to $0.07 per share and was reflected in the results for the third quarter of 2019. This retroactive impact for periods prior to the third quarter of 2019 is shown on a separate line in the table below.

	Diluted Earnings per Share
	Three Months Ended
	9/30/2020	9/30/2019	CHANGE
Water	$0.57	$0.53	$0.04
Electric, excluding retroactive impact of CPUC decision on general rate case	0.04	0.03	0.01
Contracted services	0.10	0.12	(0.02)
AWR (parent)	0.01	0.01	—
Consolidated diluted earnings per share, adjusted	0.72	0.69	0.03
Retroactive impact of CPUC decision in the electric general rate case for the first six months of 2019 and full year of 2018	—	0.07	(0.07)
Consolidated diluted earnings per share, as reported	$0.72	$0.76	$(0.04)
Water Segment:
Diluted earnings per share from the water segment for the three months ended September 30, 2020 was $0.57 per share as compared to $0.53 per share recorded for the same period in 2019. The COVID-19 pandemic has, among other things, resulted in increased volatility in the financial markets, which has resulted in significant fluctuations throughout 2020 in the fair value of investments held to fund one of the company’s retirement plans. Affecting the results and comparability between the two periods were gains of $1.2 million earned on these investments during the third quarter of 2020 compared to gains of $325,000 recorded during the same period in 2019, increasing the water segment’s earnings by approximately $0.02 per share as compared to the third quarter of 2019. Excluding the effect of these gains, diluted earnings per share from the water segment for the three months ended September 30, 2020 increased by $0.02 per share as compared to the same period in 2019. The following items affected the comparability between the two periods (excluding the impact of billed surcharges, which have no effect on net earnings):

•An increase in the water gross margin of $3.1 million, or approximately $0.06 per share, as a result of new rates authorized by the CPUC. Effective January 1, 2020, GSWC received its full second-year step increase, which it achieved as a result of passing an earnings test. The full step increase is expected to generate an additional $10.4 million in water gross margin for 2020.
•An overall increase in operating expenses (excluding supply costs), which negatively impacted earnings by $0.02 per share mainly due to increases in overall labor and other employee benefits, chemical and water treatment costs, regulatory costs, property taxes, and depreciation expense.
•An overall increase in interest expense (net of interest income), which negatively impacted earnings by approximately $0.01 per share during the three months ended September 30, 2020 as compared to the same period in 2019 due primarily to $160 million of new long-term debt issued in July 2020 as well as lower interest income earned on regulatory assets bearing interest at the current 90-day commercial paper rate, which has declined compared to the same period in 2019.
•An increase in the effective income tax rate resulting from certain flow-through taxes and permanent items for the three months ended September 30, 2020 as compared to the same period in 2019, which negatively impacted earnings at the water segment by approximately $0.01 per share.
Electric Segment:
Diluted earnings per share from the electric segment for the three months ended September 30, 2020 was $0.04 per share as compared to $0.10 per share recorded for the same period in 2019. Excluding the $0.07 per share retroactive impact discussed above, earnings at the electric segment increased by $0.01 per share for the three months ended September 30, 2020 as compared to the same period in 2019. An increase in the electric gross margin resulting from new rates authorized in the August 2019 final decision was partially offset by increases in labor and outside service costs. The final decision also approved the recovery of previously incurred incremental tree trimming costs totaling $302,000, which resulted in a reduction to maintenance expense that was recorded in August 2019. There was no equivalent item in 2020.
As part of a reorganization, on July 1, 2020, AWR’s wholly owned subsidiary, Golden State Water Company (GSWC), completed the transfer of approximately $71.3 million in electric net assets and equity from its electric division to a separate legal entity that became a wholly owned subsidiary of AWR. This was a non-cash transaction, and no gain or loss was recognized by GSWC from this transfer. The reorganization is not expected to result in any substantive changes to AWR's operations or business segments. In addition, pursuant to federal and state tax law, the exchange and distribution qualify as a tax-free reorganization; consequently, no income tax liability was triggered for the AWR consolidated group or any of its members.
Contracted Services Segment:
For the three months ended September 30, 2020, diluted earnings from the contracted services segment were $0.10 per share as compared to $0.12 per share for the same period in 2019. This decrease was largely due to an overall decrease in construction activity resulting from weather delays and a slowdown in permitting for construction projects and government funding for new capital upgrades caused, in part, by the impact of the COVID-19 pandemic. The company expects construction activity to pick up during the fourth quarter relative to the first three quarters barring any further delays due to weather conditions. The decrease in construction activity was partially offset by an increase in management fee revenues and lower travel-related costs.

Year-To-Date 2020 Results
Fully diluted earnings for the nine months ended September 30, 2020 were $1.79 per share as compared to $1.83 per share recorded for the same period in 2019. Excluding the retroactive impact resulting from the electric general rate case related to the full year 2018, which is shown on a separate line in the table below, fully diluted earnings for the nine months ended September 30, 2019, as adjusted, were $1.79 per share. The table below sets forth a comparison of diluted earnings per share contribution by business segment and for the parent company.

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2020	9/30/2019	CHANGE
Water	$1.35	$1.33	$0.02
Electric, excluding retroactive impact of CPUC decision on general rate case	0.13	0.11	0.02
Contracted services	0.30	0.34	(0.04)
AWR (parent)	0.01	0.01	—
Consolidated diluted earnings per share, adjusted	$1.79	$1.79	$—
Retroactive impact of CPUC decision in the electric general rate case for the full year of 2018	—	0.04	(0.04)
Consolidated diluted earnings per share, as reported	$1.79	$1.83	$(0.04)
Water Segment:
Diluted earnings from the water segment for the nine months ended September 30, 2020 increased to $1.35 per share as compared to $1.33 per share for the same period in 2019. As previously discussed, the COVID-19 pandemic has, among other things, resulted in increased volatility in the financial markets, which has resulted in significant fluctuations in the fair value of investments held to fund one of the company's retirement plans. Affecting the results and comparability between the two periods was a decrease in gains on investments during the nine months ended September 30, 2020 compared to the same period in 2019, which decreased the water segment’s earnings by approximately $0.02 per share relative to 2019. There were $1.2 million in investment gains earned during the nine months ended September 30, 2020 as compared to gains of $2.5 million during the same period in 2019. In addition, in May 2019 the CPUC issued a final decision on the water general rate case, which approved the recovery of previously incurred costs that were being tracked in CPUC-authorized memorandum accounts. This approval resulted in a reduction to administrative and general expense of approximately $1.1 million, or $0.02 per share, and was recorded during the second quarter of 2019. There was no equivalent item in 2020.
Excluding the two items discussed above, earnings at the water segment for the nine months ended September 30, 2020 increased by $0.06 per share as compared to the same period in 2019. The following items affected the comparability between the two periods (excluding the impact of billed surcharges, which have no effect on net earnings):
•An increase in the water gross margin of $8.4 million, or approximately $0.16 per share, as a result of new rates authorized by the CPUC. As discussed in the quarterly results, GSWC received its full second-year step increase effective January 1, 2020, which is expected to generate an additional $10.4 million in water gross margin for 2020.
•An overall increase in operating expenses (excluding supply costs), which negatively impacted earnings by approximately $0.07 per share due primarily to increases in overall labor costs and other employee benefits, chemical and water treatment costs, maintenance expense, regulatory costs, and property taxes.
•An increase in the effective income tax rate resulting from certain flow-through taxes and permanent items for the nine months ended September 30, 2020 as compared to the same period in 2019, which negatively impacted earnings at the water segment by approximately $0.03 per share.
Electric Segment:
Diluted earnings from the electric segment for the nine months ended September 30, 2020 decreased by $0.02 per share compared to the recorded earnings during the same period in 2019. As previously discussed, the CPUC issued a final decision on the electric general rate case in August 2019 that was retroactive to January 1, 2018. As a result, the cumulative retroactive earnings impact of the decision was included in the third quarter results of 2019, including approximately $0.04 per share related to the full year 2018. This retroactive impact is shown in a separate line in the table above.
Among other things, the final decision authorized increases in the adopted electric gross margin of $1.2 million for each of the years 2019 and 2020. Excluding the retroactive impact discussed above, electric earnings for the nine months ended September 30, 2020 increased by $0.02 per share due to an increase in the electric gross margin resulting from rate increases approved in the August 2019 final decision, as well as lower interest expense. These increases to earnings were partially offset by increases in labor and outside service costs as compared to the same period in 2019. As discussed in the quarterly results, the final decision also approved the recovery of previously incurred incremental tree-trimming costs totaling $302,000, which resulted in a reduction to maintenance expense that was recorded in August 2019. There was no equivalent item in 2020.
Contracted Services Segment:
For the nine months ended September 30, 2020, diluted earnings from the contracted services segment decreased $0.04 per share as compared to the same period in 2019. Included in the results for the first quarter of 2019 were retroactive revenues resulting from the successful resolution of an economic price adjustment at one of the military bases served, which totaled approximately $0.01 per share and related to periods prior to 2019. Excluding this retroactive amount, diluted earnings from the contracted services segment were lower by $0.03 per share as compared to the same period in 2019 largely due to an overall decrease in overall construction activity resulting from weather delays and a slowdown in permitting for construction projects and government funding for new capital upgrades caused, in part, by the impact of COVID-19. The company expects construction activity to pick up during the fourth quarter relative to the first three quarters barring any further delays due to weather conditions. The decrease in construction activity was partially offset by an increase in management fee revenues and lower overall operating expenses.
Regulatory Matters
On August 27, 2020, the CPUC issued a final decision in the first phase of the CPUC’s Order Instituting Rulemaking evaluating the low income ratepayer assistance and affordability objectives contained in the CPUC’s 2010 Water Action Plan, which also addressed other issues including matters associated with the continued use of the Water Revenue Adjustment Mechanism (WRAM) by California water utilities. The final decision also addresses the continued use of the Modified Cost Balancing Account (MCBA), which is a full-cost balancing account used to track the difference between adopted and actual water supply costs (including the effects of changes in both rates and volume). Based on the final decision, any general rate case application filed by GSWC and the other California water utilities after the August 27, 2020 effective date of this decision, may not include a proposal to continue the use of the WRAM or MCBA, but may instead include a proposal to use a limited price adjustment mechanism (the Monterey-Style WRAM) and an incremental supply cost balancing account.
The final decision will not have any impact on GSWC's WRAM or MCBA balances during the current rate cycle (2019 – 2021). In addition, the decision supports GSWC’s position that it does not apply to its general rate case application filed in July 2020, which will set new rates for the years 2022 - 2024. However, at this time, management cannot predict the potential impact of this decision, if any, on the pending water general rate case. Since its implementation in 2008, the WRAM and MCBA have helped mitigate fluctuations in GSWC’s earnings due to changes in water consumption by its customers or changes in water supply mix. Replacing them with mechanisms recommended in the final decision would result in more volatility in GSWC’s future earnings and could prevent full recovery of its authorized water gross margin. On or prior to October 5, 2020, GSWC, other California water utilities and the California Water Association filed separate applications for rehearing on this matter. At this time, management cannot predict the outcome of this matter.
Dividends
On October 27, 2020, AWR's Board of Directors approved a fourth quarter dividend of $0.335 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on December 1, 2020 to shareholders of record at the close of business on November 16, 2020. AWR has increased the dividends received by shareholders each calendar year for 66 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. Registrant's current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term. AWR's Board of Directors approved a 9.8% increase in the third quarter dividend, from $0.305 per share to $0.335 per share on AWR's Common Shares.
Non-GAAP Financial Measures
This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. Furthermore, the retroactive impact related to periods prior to the third quarter of 2019 resulting from the CPUC's final decision on the electric general rate case issued in August 2019 has been excluded when communicating the electric segment’s third quarter and year-to-date 2019 results to help facilitate comparisons of the company’s performance from period to period. All of these items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins, and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, November 3. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning November 3, 2020 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through November 10, 2020.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc. Through its water utility subsidiary, Golden State Water Company, AWR provides service to approximately 261,500 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Its electric utility subsidiary, Bear Valley Electric Service, Inc. distributes electricity to approximately 24,500 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	September 30, 2020	December 31, 2019
Assets
Net Property, Plant and Equipment	$1,479,110	$1,415,705
Goodwill	1,116	1,116
Other Property and Investments	31,326	30,293
Current Assets	139,407	122,456
Regulatory and Other Assets	75,459	71,761
Total Assets	$1,726,418	$1,641,331
Capitalization and Liabilities
Capitalization	$1,074,163	$882,526
Current Liabilities	113,456	115,998
Other Credits	538,799	642,807
Total Capitalization and Liabilities	$1,726,418	$1,641,331

	Condensed Statements of Income (Unaudited)
(in thousands, except per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Operating Revenues
Water	$98,701	$95,249	$257,199	$248,112
Electric	8,288	11,996	26,935	30,033
Contracted services	26,699	27,251	79,909	82,731
Total operating revenues	133,688	134,496	364,043	360,876

Operating Expenses
Water purchased	23,445	23,361	56,291	55,263
Power purchased for pumping	3,369	3,042	7,626	6,562
Groundwater production assessment	5,962	5,634	15,140	14,020
Power purchased for resale	2,117	2,403	7,127	8,498
Supply cost balancing accounts	(2,639)	(2,680)	(6,606)	(2,845)
Other operation	8,128	8,267	24,573	24,546
Administrative and general	20,644	20,626	63,992	61,827
Depreciation and amortization	9,348	9,006	27,190	26,493
Maintenance	4,246	4,109	12,224	9,728
Property and other taxes	5,693	5,234	16,098	15,000
ASUS construction	13,573	12,894	39,175	39,671
Gain on sale of assets	(5)	(124)	(9)	(236)
Total operating expenses	93,881	91,772	262,821	258,527

Operating income	39,807	42,724	101,222	102,349

Other Income and Expenses
Interest expense	(6,161)	(6,279)	(17,533)	(18,878)
Interest income	316	826	1,364	2,644
Other, net	1,613	140	2,388	2,073
Total other income and expenses, net	(4,232)	(5,313)	(13,781)	(14,161)

Income Before Income Tax Expense	35,575	37,411	87,441	88,188
Income tax expense	9,045	9,405	21,227	20,546
Net Income	$26,530	$28,006	$66,214	$67,642

Weighted average shares outstanding	36,886	36,835	36,877	36,804
Basic earnings per Common Share	$0.72	$0.76	$1.79	$1.83

Weighted average diluted shares	37,002	36,996	36,990	36,960
Fully diluted earnings per Common Share	$0.72	$0.76	$1.79	$1.83

Dividends paid per Common Share	$0.335	$0.305	$0.945	$0.855